UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 8, 2017

Aerpio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53057	61-1547850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9987 Carver Road Cincinnati, OH	45242
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 985-1920

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Stephen Hoffman as Chief Executive Officer

On October 8, 2017, Aerpio Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement with Stephen Hoffman, M.D., Ph.D., pursuant to which Dr. Hoffman will serve as Chief Executive Officer of the Company, effective as of December 1, 2017 (the “Commencement Date”). Dr. Hoffman will succeed Joseph H. Gardner as Chief Executive Officer of the Company, and it is anticipated that in connection with the commencement of Dr. Hoffman’s employment with the Company on the Commencement Date, he will be appointed to the board of directors of the Company as a Class I director.

Prior to joining the Company, Dr. Hoffman was a Senior Advisor at PDL BioPharma, an investment firm that manages a portfolio of investments in companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries, since February 2014. Prior to that he served as a Managing Director at Skyline Ventures, a venture capital firm, from 2007 to 2014 and was general partner at TVM Capital from 2003 to 2007. Prior to TVM, he served as President, Chief Executive Officer and a Director of Allos Therapeutics from 1994 to 2002, where he remained as Chairman until its acquisition by Spectrum Pharmaceuticals, Inc. in 2012. Dr. Hoffman currently serves on the board of directors of Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), AcelRx Pharmaceuticals, Inc. (NASDAQ: ACRX), Bicycle Therapeutics Ltd., and Palleon Pharmaceuticals, Inc. Dr. Hoffman completed a fellowship in clinical oncology and a residency and fellowship in dermatology from 1990 to 1994, both at the University of Colorado, and holds a Ph.D. in chemistry from Northwestern University and an M.D. from the University of Colorado School of Medicine. He is also board-certified in Dermatology.

Dr. Hoffman’s employment agreement provides for “at will” employment. Pursuant to the terms of his employment agreement, Dr. Hoffman is entitled to an annual base salary of $470,000. Dr. Hoffman is also eligible for an annual performance bonus targeted at 50% of his base salary. Pursuant to the terms of his employment agreement, and subject to final approval by the Board of Directors of the Company (the “Board”) on or after the Commencement Date, Dr. Hoffman will also be granted a stock option to purchase a number shares of the Company’s common stock equal to 2% of the Company’s outstanding capital stock on a fully-diluted basis. To the extent permitted by applicable tax law, such options will be granted in the form of an incentive stock option pursuant to the Company’s 2017 Stock Option and Incentive Plan (the “2017 Plan”), except to the extent that Dr. Hoffman directs or applicable rules and regulations require that the option be granted in whole or in part in the form of a non-qualified stock option, in which case such option or a portion thereof will be granted as a non-qualified stock option outside of the 2017 Plan as a material inducement to Dr. Hoffman’s joining the Company. All such options granted to Dr. Hoffman will have an exercise price per share equal to the closing price of the Company’s common stock on the OTCQB on the grant date. Such stock options will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of Dr. Hoffman’s employment with the Company and as to an additional 2.0833% of the shares underlying the stock option monthly thereafter. Dr. Hoffman is eligible to participate in the employee benefit plans generally available to full-time employees, subject to the terms of those plans. Pursuant to the terms of his employment agreement, if Dr. Hoffman’s employment is terminated by us without cause (as defined in his employment agreement) or by Dr. Hoffman for good reason (as defined in his employment agreement), Dr. Hoffman will receive any base salary through the date of termination, unpaid expense reimbursements, unused vacation accrued through the date of termination, any vested benefits under any employee benefit plan through the date of termination, and any incentive compensation for the year preceding the year in which the date of termination occurred if Dr. Hoffman had been employed at the end of a calendar year. Additionally, subject to Dr. Hoffman’s execution of a release of potential claims against us, Dr. Hoffman will be entitled to receive: (i) a lump sum in cash in an amount equal to 12 months of base salary, (ii) a monthly cash payment for 12 months for medical and dental benefits or Dr. Hoffman’s COBRA health continuation period, whichever ends earlier, and (iii) acceleration of vesting on any stock options in which Dr. Hoffman would have vested if he had remained employed for an additional 12 months. However, in the event that Dr. Hoffman’s employment is terminated by us without cause, or Dr. Hoffman terminates his employment with us for good reason, in either case within 15 months following the occurrence of a change in control (as defined in his employment agreement), in lieu of the severance payments and benefits described in the preceding sentence and subject to Dr. Hoffman’s execution of a release of potential claims against us, Dr. Hoffman will be entitled to receive: (i) a lump sum in cash in an amount equal to 1.5 times the sum of both Dr. Hoffman’s base salary (as defined in his employment agreement) then in effect plus his target annual performance bonus for the year in which the termination occurs (or his target annual performance bonus in effect immediately prior to the change in control, if larger), (ii) a monthly cash payment for 12 months for medical and dental benefits or Dr. Hoffman’s COBRA health continuation period, whichever ends earlier, and (iii) acceleration of vesting on any stock options in which Dr. Hoffman would have vested if he had remained employed for an additional 12 months.

In connection with Dr. Hoffman’s appointment as Chief Executive Officer, Dr. Hoffman will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 000-53057) filed with the Securities and Exchange Commission on March 17, 2017. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Hoffman for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our officers. In addition, Dr. Hoffman entered into a Confidentiality and IP Assignment Agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Hoffman’s employment and for one year thereafter.

Dr. Hoffman has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Dr. Hoffman and any other person pursuant to which he was appointed as an officer of the Company.

The foregoing description of the employment agreement with Dr. Hoffman is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Transition of Joseph Gardner, Ph.D. from Chief Executive Officer to President and Founder

On October 8, 2017, the Company also entered into the first amendment to its employment agreement with Dr. Gardner, pursuant to which Dr. Gardner resigned from the position of Chief Executive Officer and will transition from such role into the role of President and Founder effective immediately. Subject to the terms and conditions of his employment agreement, as amended, Dr. Gardner agreed to continue to serve as President and Founder of the Company until July 1, 2018, and he may elect to continue to stay with the Company after July 1, 2018. In this role, Dr. Gardner will have the powers and duties as may from time to time be prescribed by the Chief Executive Officer or the Board. Additionally, Dr. Gardner agreed to resign from his position as a member of the Board, effective as of December 31, 2018, if Dr. Gardner does not depart from the Board sooner.

Pursuant to the terms of the amendment, Dr. Gardner’s annual base salary was increased to $410,000 and his target annual incentive compensation was increased to 50% of his annual base salary. The Company and Dr. Gardner agreed that Dr. Gardner’s transition to President and Founder constitutes a “Good Reason” condition for purposes of his employment agreement without giving effect to the first amendment thereto. In the event Dr. Gardner remains an employee of the Company through July 1, 2018 or Dr. Gardner’s employment is terminated for reasons other than for “Cause” (as defined in the Dr. Gardner’s employment agreement, as amended), certain severance terms applicable to Dr. Gardner will also be amended so that in such an event, Dr. Gardner will be entitled to receive an amount of severance equal to 12 months of his base salary and acceleration of vesting on any stock options in which Dr. Gardner would have vested if he had remained employed for an additional 12 months.

The Company also agreed, subject to the approval of the Board or the compensation committee thereof at the next regularly Board meeting, to issue to Dr. Gardner a stock option to purchase 135,000 shares of the

Company’s common stock pursuant to the 2017 Plan. Such stock options granted to Dr. Gardner will have an exercise price per share equal to the closing price of the Company’s common stock on the OTCQB on the date of grant. Such stock options will vest in full on July 1, 2018, provided that (i) Dr. Gardner remains an employee of the Company on July 1, 2018, (ii) if prior to July 1, 2018, Dr. Gardner’s employment is terminated by the Company for reasons other than Cause, then such options will vest in full on the date of termination, and (iii) no acceleration of such option by operation of Dr. Gardner’s employment agreement, as amended, will occur.

The foregoing description of the first amendment to employment agreement with Dr. Gardner is qualified in its entirety by reference to the complete text of such amendment, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K.

A copy of the Company’s press release announcing Dr. Hoffman’s appointment as Chief Executive Officer and Dr. Gardner’s transition to President and Founder is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, entered into on October 8, 2017, by and between Aerpio Pharmaceuticals, Inc. and Stephen Hoffman

10.2	First Amendment to Employment Agreement, dated October 8, 2017, by and between Aerpio Pharmaceuticals, Inc. and Joseph Gardner

99.1	Press release issued by Aerpio Pharmaceuticals, Inc. on October 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AERPIO PHARMACEUTICALS, INC.

Date: October 10, 2017	By:	/s/ Joseph Gardner
Joseph Gardner, President and Founder